Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Record Results

For the First Quarter Ended March 31, 2006

Baltimore, MD – April 28, 2006 – Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the first quarter of 2006. Revenues for the first quarter were $165.0 million, a 31% increase from $126.1 million in the comparable period of 2005. Gross profit was $65.4 million, a 31% increase as compared to $49.8 million for the prior year quarter. EBITDA for the current quarter was $52.9 million, which was up 34% from $39.4 million in the comparable period of 2005.

The Company reported net income for the quarter ended March 31, 2006 of $10.4 million or $0.26 per share as compared to a net loss for the quarter ended March 31, 2005 of $(0.8) million or $(0.13) per share.

Gerry Holthaus, Chairman, President and CEO, commented, “Williams Scotsman posted another record quarter, as all aspects of our business continued to produce strong financial results. We experienced a 17% improvement in leasing revenue which was driven by increases in our first quarter utilization to 82%, increases in our average rental rates from $258 to $282, and increases in our average units on rent of 4,100 units for the quarter as compared to the prior year quarter. Leasing gross margins were 57.6% during the quarter as compared to 57.4% in the first quarter of 2005 and compared favorably to 55.2% for the fourth quarter of 2005. Sales of new units and rental equipment increased by 71% as compared to the prior year quarter as a result of the continued contribution from military projects and recovery efforts related to the hurricanes that occurred in the third quarter of 2005. Delivery and installation and other revenue showed positive results, consistent with the growth we experienced in our lease and sale business. As we continue to execute our business plan in 2006, we expect to see continued strength in our core business and further capitalize on our emerging growth opportunities.”

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the second quarter ending June 30, 2006 and year ending December 31, 2006:

	Quarter Ended June 30, 2006		Year Ended December 31, 2006
	Low	High	Low	High
	Range (in millions)		Range (in millions)

Operating income	$30.5	$32.7	$132.0	$137.0

Depreciation and amortization	18.5	18.5	75.0	75.0

Net income	7.3	8.6	35.6	38.3

Earnings per share - diluted	$0.18	$0.21	$0.86	$0.92

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.

Williams Scotsman International, Inc. has scheduled a conference call for April 28, 2006 at 10:00 AM Eastern Time to discuss its first quarter results. To participate in the conference call, dial 888-343-2169 for domestic (212-676-5244 for international) and ask to be placed into the Williams Scotsman call. To listen to a live webcast of the call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on May 12, 2006. To access the replay, domestic callers can dial 800-633-8284 and enter access code 21289796 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, through its subsidiaries, is a leading provider of mobile and modular space solutions for the construction, education, commercial, healthcare and government markets. The company serves over 25,000 customers, operating a fleet of over 99,000 modular space and storage units that are leased through a network of 86 locations throughout North America. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman International, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Cash	$1,823	$469
Trade accounts receivable, net	88,825	94,661
Prepaid expenses and other current assets	50,520	46,630
Rental equipment, net	962,086	944,629
Property and equipment, net	80,936	81,177
Deferred financing costs, net	17,320	18,042
Goodwill	172,577	171,166
Other intangible assets	3,018	2,369
Other assets	21,657	21,477
Total assets	$1,398,762	$1,380,620

Liabilities and stockholders’ equity

Accounts payable	$46,656	$60,685
Accrued expenses	32,255	27,862
Accrued interest	21,677	13,245
Rents billed in advance	23,414	23,621
Revolving credit facility	363,993	364,150
Long-term debt, net	505,762	505,296
Deferred income taxes	143,383	141,020
Total liabilities	1,137,140	1,135,879
Stockholders’ equity:
Common stock	526	519
Additional paid-in capital	478,295	471,406
Cumulative foreign currency translation adjustment	16,460	16,908
Retained earnings	62,279	51,846
	557,560	540,679
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	261,622	244,741
Total liabilities and stockholders’ equity	$1,398,762	$1,380,620

Williams Scotsman International, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share and per share data)

	Quarter Ended March 31,
	2006	2005
Revenues
Leasing	$68,883	$58,783
Sales:
New units	39,946	22,491
Rental equipment	10,511	7,033
Delivery and installation	34,026	27,835
Other	11,607	9,959
Total revenues	164,973	126,101

Cost of sales and services
Leasing:
Depreciation and amortization	14,190	12,533
Other direct leasing costs	15,050	12,482
Sales:
New units	32,308	18,918
Rental equipment	7,674	5,679
Delivery and installation	28,098	24,503
Other	2,272	2,207

Total cost of sales and services	99,592	76,322

Gross profit	65,381	49,779

Selling, general & administrative expenses (1)	26,650	22,961
Other depreciation and amortization	4,246	3,910
Operating Income	34,485	22,908

Interest expense	17,521	24,227

Income (loss) before income taxes	16,964	(1,319)
Income tax expense (benefit)	6,531	(501)
Net income (loss)	$10,433	$(818)

Earnings (loss) per share - basic	$0.27	$(0.13)
Earnings (loss) per share - diluted	$0.26	$(0.13)

Weighted average common shares outstanding – basic	39,361,922	23,558,821
Weighted average common shares outstanding – diluted (2)	40,807,082	23,558,821

(1)         Includes non-cash stock compensation expense of $0.5 million and $0.1 million for the three months ended March 31, 2006 and 2005, respectively.

(2)         Common stock equivalents of 1,404,798 were excluded from weighted average shares – diluted for the quarter ended March 31, 2005 due to their anti-dilutive nature.

Williams Scotsman International, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

	Quarter Ended March 31,
	2006	2005
	(dollars in thousands)

Operating Data:
Gross profit
Leasing	$39,643	$33,768
Sales:
New units	7,638	3,573
Rental equipment	2,837	1,354
Delivery and installation	5,928	3,332
Other	9,335	7,752
Total gross profit	$65,381	$49,779

	Quarter Ended March 31,
	2006	2005
Rental Fleet and Capital Expenditure Data:
Lease fleet units, as of end of period	99,400	96,000
Lease fleet units, average for period	98,600	95,400
Utilization rate based upon units, average over period	82%	80%
Monthly rental rate, average over period	$282	$258
Capital expenditures (in thousands):
Lease fleet, net of used sales	$26,513	$13,523
Non-lease fleet	$2,245	$3,167
Acquisitions (in thousands)	$5,123	$4,583

March 31, 2006
Other Financial Data (at period end):
Leverage Ratio (a)	4.51
Leverage Ratio (b)	83.37
Borrowing base availability under revolving credit facility (c) (in thousands)	$115,543

(a)                  As defined in the Company’s Amended and Restated Credit Agreement

(b)                  Calculated using net income

(c)                   Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of March 31, 2006, the Company’s excess availability under the revolver was $115.5 million or  $40.5 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter ended March 31, 2006 and 2005 to net income – the most comparable GAAP measure:

	Quarter Ended March 31,
(in thousands)	2006	2005
EBITDA (d)	$52,921	$39,351
Less:
Interest expense	17,521	24,227
Depreciation and amortization	18,436	16,443
Income tax provision (benefit)	6,531	(501)

Net income (loss)	$10,433	$(818)

(d)         The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined in the Company’s Amended and Restated Credit Agreement, to net income – the most comparable GAAP measure as of March 31, 2006 (in thousands):

Consolidated EBITDA – trailing 12 months (e)	$192,746
Less:
Interest expense	84,502
Depreciation and amortization	71,200
Income tax provision	526
Gain on sale of equipment	(142)
Non-cash stock compensation expense	4,149
Loss on early extinguishment of debt	30,678
Pro forma EBITDA impact of acquisitions	842
Net income	$991

(e)             Consolidated EBITDA is defined in the Company’s credit agreement as the Company’s net income plus interest, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges. Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate and analyze the Company’s compliance with its financial covenants under the Amended and Restated Credit Facility.

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